Exhibit 99.3

LONG TERM INCENTIVE GRANT MERGER

FREQUENTLY ASKED QUESTIONS

What happens to my Winn-Dixie Restricted Stock and Stock Options when the merger takes place?

In accordance with the terms of each grant, on the date that the merger closes, outstanding Restricted Stock Units, Performance Restricted Stock Units and Stock Options will vest and you will receive written communications describing the payment you can expect to receive for those vested Restricted Stock Units, Performance Restricted Stock Units and Stock Options. You will also receive payment instructions. The payment you can expect to receive will be equal to:

•	The number of vested Restricted Stock Units times $9.50, plus

•	The number of vested Performance Restricted Stock Units shares times $9.50, plus

•	The number of vested Stock Options times $9.50 minus the option strike price if the strike price is less than $9.50.

What happens to the Winn-Dixie Equity Incentive Plan after the merger closes?

On the date the merger closes, the Winn-Dixie Stores, Inc., Fiscal 2012 Equity Incentive Plan will terminate and we will make no further equity grants from it.

What happens to my Winn-Dixie Restricted Stock and Stock Options if I terminate my employment with the Company before the merger closes?

Pursuant to the terms of the equity incentive plans, vested Restricted Stock Units (RSUs) as of your last date of employment will be treated as described above. Vested Stock Options as of your last date of employment must be exercised within ninety (90) days from your last date of employment. All unvested RSUs and unvested Stock Options granted to you are forfeited as of your last date of employment.

Additional Information and Where to Find it

In connection with the proposed merger and required shareholder approval, Winn-Dixie Stores, Inc. has filed a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED BY WINN-DIXIE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT WINN-DIXIE AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Winn-Dixie Stores, Inc. with the SEC may be obtained free of charge by contacting Winn-Dixie at Winn-Dixie Stores, Inc., Attn: Investor Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699. Our filings with the SEC are also available on our website at www.WinnDixie.com.

Participants in the Solicitation

Winn-Dixie and its officers and directors may be deemed to be participants in the solicitation of proxies from Winn-Dixie’s shareholders with respect to the merger. Information about Winn-Dixie’s officers and directors and their ownership of Winn-Dixie’s common shares is set forth in the proxy statement for Winn-Dixie’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Winn-Dixie and its officers and directors in the merger by reading the definitive proxy statement regarding the merger, which has been filed with the SEC.

Winn-Dixie Stores, Inc.         |         5050 Edgewood Court        |         Jacksonville, Florida 32254         |         Phone (904) 783-5000